Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

     This amended Executive Employment Agreement (the “Amended Agreement”) is executed on May 16, 2012 (the “Effective Date”) and is between Vidaroo Corp, a Nevada Corp. (the “Company”) and Ian McDaniel (the “Officer”).

RECITALS:

WHEREAS, the Company and Officer originally entered into an employment agreement (the “Agreement”) dated May 1, 2008 that was subsequently amended on 11/6/08, and 11/10/09 (the “Amendments”).

WHEREAS, the Officer desires to accept a continued role as Production President with the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby re-affirm the Agreement and Amendments.  Company and Officer agree to the following further amendments as follows:

1.
Term of Employment. The period of employment of Officer by the Company under the Agreement (the Employment Period) shall be deemed to have commenced on the April 1, 2012 and shall continue until March 31, 2015, unless terminated sooner under Section 6 of the Agreement.

2.	Compensation.

(a)           Salary. The Company shall pay to Officer a base salary of $120,000 per year, plus any bonuses and/or stock options as granted under this and previous agreements or those granted from time to time in the sole discretion of the Board of Directors.  Should Company wish to provide Salary in the form of Stock, Company and officer, upon mutual agreement, may agree to substitute Common Stock at a conversion price of $0.02/share.

(b)           Health Insurance. As additional compensation for the Officer, the Company shall provide or maintain the medical and health insurance benefits on the same terms and conditions as are made available to all employees of the Company generally.

(c)           Stock Options. The Company hereby reaffirms previously issued stock Options to Officer and is providing/affirming additional Stock Options all to be provided at an exercise price of $0.05, as further indicated in the table below.

Historical Award:
Date of award	Number of Options	Status
5/1/08	666,667	Vested

Current contractual award:
5/16/12	2,000,000	Vested
5/16/12	1,500,000	Vests ratably over contract period

Upon vesting these Options shall be exercisable at anytime by the Holder as further described in the executed Vidaroo Corporation Non-Statutory Stock Option Agreement.

(d)           Performance incentive:  Officer shall be compensated for the performance of the Production services business unit (“Business Unit”).  Officer shall receive Compensation equivalent to 10% of the Gross Margin of the business unit.  Such Compensation shall be due and payable in cash.  Should the Company be unable to pay said Incentive in cash, Company may compensate Officer in Stock valued at $0.02 issued at mutual agreement between Company and Officer.

Vidaroo Corp.		Officer:

By:	/s/Thomas Moreland	/s/ Ian McDaniel